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                                                                Exhibit 10.12(A)

                  SECOND AMENDMENT TO MASTER LEASE AGREEMENT, effective as of the 22nd day of February, 2001 (this "Amendment"), between AMERICOLD CORPORATION, an Oregon corporation, as successor to URS LOGISTICS, INC., a Delaware corporation ("Landlord"), and AMERICOLD LOGISTICS, LLC, a Delaware limited liability company ("Tenant").


                               W I T N E S E T H:

                  WHEREAS, Landlord and Tenant are parties to a certain Master Lease Agreement, dated as of March 11, 1999, as amended by that certain letter agreement, dated November 30, 1999 (as so amended, the "Lease");

                  WHEREAS, the Landlord and Tenant wish to amend the Lease on the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, for TEN DOLLARS and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                  1. Definitions.

(a) All capitalized terms used but not defined herein shall have the meaning given such terms in the Lease.

(b) The parties hereto acknowledge and agree that for the purposes of calculating Percentage Rent, Operating Income shall not include any revenues from transportation management services performed at the Leased Property.

(c)               The following definitions are hereby added to the Lease:

                  1. 2002 Percentage Rent Threshold: As defined in Section 2(c) of this Amendment.

                  2. Encumbered Leases: Collectively, (i) that certain Master Lease Agreement, dated as of April 22, 1998, between URS Real Estate, L.P., and Americold Corporation, as successor to URS Logistics, Inc., as amended and (ii) that certain Master Lease Agreement, dated as of April 22, 1998, between Americold Real Estate, L.P., and Americold Corporation, as amended.

                  3. Encumbered Lease Rental Amount: The aggregate amount of Minimum Rent and Percentage Rent payable under the Encumbered Leases with respect to a particular Lease Year.
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                  4.                Related Leases: Each of the Leases
                                    identified in clauses (iii), (iv) and (v) of the definition of "Other Leases".

                  2.                Rent.

(a) Minimum Rent for the period commencing January 1, 2001 through December 31, 2001 shall be reduced to the extent required so that in no event shall the Minimum Rent exceed an amount equal to 2.0% of the excess of $146,000,000 over the Encumbered Lease Rental Amount. Notwithstanding anything in Section 3.1(b) of the Lease to the contrary, during such Lease Year, Tenant shall have no obligation whatsoever to pay Percentage Rent under the Lease.

(b) Minimum Rent for the period commencing January 1, 2002 through December 31, 2002 shall be reduced to the extent required so that in no event shall the Minimum Rent exceed an amount equal to 2.0% of the excess of $150,000,000 over the Encumbered Lease Rental Amount. Notwithstanding anything in Section 3.1(b) of the Lease to the contrary, during such Lease Year Tenant shall have no obligation to pay Percentage Rent under the Lease until such time as the aggregate amount of Percentage Rent payable for such Lease Year, pursuant to the terms of the Lease and each of the Other Leases as in effect immediately prior to the date hereof, shall exceed $43,500,000 (such amount, the "2002 Percentage Rent Threshold"). Once the 2002 Percentage Rent Threshold is achieved, Tenant shall pay 2.0% of the aggregate Percentage Rent that would otherwise have been payable under the Lease and each of the Related Leases, as in effect immediately prior to the date hereof, in excess of the 2002 Percentage Rent Threshold.

(c) For Lease Years 2001 and 2002, Tenant shall estimate (i) the Minimum Rent for such Lease Year, (ii) the "Minimum Rent" under the Related Leases for such Lease Year, (iii) the Encumbered Lease Rental Amount for such Lease Year, (iv) the portions of such Encumbered Lease Rental Amount (on a month-by-month basis) that Landlord will recognize as income under GAAP and (v) the percentage of Tenant's EBITDA for such Lease Year that will accrue in each month of such Lease Year (each such percentage, the "Monthly EBITDA Percentage"). Each such estimate shall be subject to the approval of Landlord, such approval not to be unreasonably withheld. Tenant shall pay the Minimum Rent hereunder in monthly installments so that each such installment shall equal 2.0% of X, where:

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            X plus the portion of the Encumbered Lease Rental Amount
           installment for such month that Landlord will recognize as income under GAAP during such month
      ---------------------------------------------------------------------
                 Minimum Rent hereunder, plus the "Minimum Rent"
                under the Related Leases, plus the Encumbered Lease
                       Rental Amount, in each case estimated
                        for such Lease Year     =      Monthly EBITDA Percentage

(d) Not later than sixty (60) days after the end of each of the Lease Years described in clauses (a) and (b) above, Landlord and Tenant shall jointly determine the amount of Minimum Rent actually payable by Tenant with respect to such prior Lease Year. To the extent such joint determination discloses a deficiency in the amount of Minimum Rent actually paid by Tenant with respect to the applicable Lease Year, Tenant shall promptly, and in all events within ten (10) Business Days of such determination, pay the Landlord the amount of such deficiency. To the extent such joint determination discloses an overpayment of Minimum Rent by Tenant with respect to the applicable Lease Year, then (provided no Event of Default has occurred and is continuing) Landlord shall grant Tenant a credit equal to the amount of such overpayment against the Rent next coming due in the amount of such difference together with interest at the Interest Rate accruing from the date of payment by Tenant until the date such credit is applied. Adjustments to Percentage Rent payable during the Lease Year occurring in 2002 shall continue to be governed by Section 3.1(b) of the Lease. Any disputes between Landlord and Tenant with respect to the calculation of Minimum Rent and/or Percentage Rent in accordance with this Section 2 shall be determined pursuant to arbitration in accordance with Schedule
                  15.4 of the Lease.

(e) For the sake of clarity, any of the provisions of Section 3.1(a) of the Lease relating to the payment of Minimum Rent during the Lease Years described in clauses (a) and (b) above (but only to the extent such provisions relate to such Lease Years) are superseded in their entirety by the provisions of this Section 2.

                  3. Payments of Minimum Rent. Section 3.1(a) of the Lease is hereby amended by deleting the text beginning with the phrase "Minimum Rent shall be prorated among each Leased Property" through (and including) the sentence "In no event, however, shall the rent deferral permitted hereunder be such that Landlord will have insufficient cash flow to service Landlord's Debt.", and substituting the following therefor:

                  "Minimum Rent for each of the Leased Properties shall be prorated pursuant to the percentages set forth next to each such Leased Property on Exhibit 3.1(a) attached hereto. Minimum Rent for each Fiscal Year shall be payable in arrears in twelve (12) equal installments (except as otherwise provided for herein with respect to

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                  Lease Years 2001 and 2002), on the eleventh (11th) day of each calendar month of the Initial Term and each Extended Term (the "Rent Payment Date"), provided that if such 11th day is not a Business Day, then the Rent Payment Date shall be the next preceding Business Day. Minimum Rent shall be paid for the period of the eleventh (11th) of each month (or, if applicable, the Commencement Date) through the tenth (10th) of the next month (or, if applicable, the expiration of the Term) (each, a "Rental Period"), provided that the first and last payments of Minimum Rent shall be prorated as to any partial Rental Period, based on the number of days within the Term during such Rental Period and the number of days in such Rental Period. Tenant hereby agrees to make any reasonable changes with respect to the definition of "Rental Period" as may be requested in connection with any Landlord's Debt. The first installment payment of Minimum Rent shall be payable on March 11, 1999, for the Rental Period beginning with the Commencement Date and ending March 10, 1999.

                                    Notwithstanding the foregoing or anything
                  herein that may be construed to the contrary, if the term of any Ground Lease is scheduled to expire concurrently with, or prior to, the second anniversary of the scheduled expiration of the Term of the Lease, the amount of Minimum Rent and Percentage Rent payable during the period of the Term that coincides with the final two years of the term of the applicable Ground Lease shall be adjusted such that the portion of Minimum Rent and Percentage Rent allocable to the applicable Ground Leased Property shall be equal to the greater of (i) such Ground Leased Property's Fair Market Rental, which unless otherwise mutually agreed to by Landlord and Tenant shall be determined by the appraisal procedure set forth in Article XXIV, and (ii) the amount of Minimum Rent and Percentage Rent that would otherwise be allocated to such Ground Leased Property determined based on the percentages set forth on Exhibit 3.1(a) attached hereto.

                                    Notwithstanding the foregoing, for each
                  Lease Year through the Lease Year expiring December 31, 2003, to the extent that Available Cash is less than the amount of Minimum Rent and Percentage Rent, as certified by Tenant (together with reasonable documentation thereof) and agreed to by Landlord, the Minimum Rent and Percentage Rent shall accrue, and the payment thereof (together with interest at the Interest Rate) shall be deferred to, the earlier of (A) December 31, 2003 and (B) such date as Available Cash shall be available, to the extent of such Available Cash (and Available Cash shall be applied first to interest, then to the accrued Minimum Rent and then to the accrued Percentage Rent), provided that the maximum amount of Minimum Rent that may be deferred under this paragraph shall be fifteen percent (15%) of the stated Minimum Rent obligation. As used herein, Available Cash shall be Receipts less Operating Expenses. In no event, however, shall the rent deferral permitted hereunder be such that Landlord will have insufficient cash flow to service Landlord's Debt. Tenant's failure to pay to Landlord on or prior to December 31,

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                  2003 any amounts of Minimum Rent and/or Percentage Rent
                  deferred by Tenant pursuant to the foregoing provisions shall be an Event of Default hereunder."


                  4. Payment of Percentage Rent Installments. The first two sentences of Section 3.1(b)(i) of the Lease are hereby amended and restated in their entirety as follows:

                  "In addition to the Minimum Rent payable with respect to the Leased Property, Tenant shall pay Percentage Rent for each Lease Year. Percentage Rent shall be payable quarterly in arrears in four (4) installments, with the installment in respect of each quarter due and payable on the final day of the immediately following quarter."

                  5. 39-Year Property. Schedule 9.1(b) of the Lease is hereby amended and restated and shall be replaced in its entirety with the following:

                                 SCHEDULE 9.1(b)

--------------------------------------------- ---------------------------------------------
LANDLORD'S RESPONSIBILITY                          MINIMUM TENANT'S RESPONSIBILITY
--------------------------------------------- ---------------------------------------------
Zero per annum until 12/31/99 and, starting        $262,500 per annum until 12/31,99, and
with the Lease Year commencing on                  $75,625 for the Lease Year commencing on
January 1, 2000, $200,000 per annum,               January 1, 2000, which amount shall
which amount shall increase by 5% every            increase by 5% per annum thereafter.
five years thereafter.
---------------------------------------------- --------------------------------------------

                  6. Authority. Each party hereto represents and warrants that this Amendment has been duly authorized, executed and delivered on behalf of such party.

                  7. Miscellaneous.



                  (a) The Lease is in full force and effect and, except as set forth herein, is unmodified.

                  (b) This Amendment may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

                  (c) In all respects, except to the extent that the context otherwise requires, references to "this Lease" (and words of similar import) in the Lease prior to its amendment hereby shall be deemed to refer to the Lease as amended hereby and as the same may hereafter be amended.

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed by their duly authorized representatives on this _____th day of May, 2001, effective as of the day and year first above written.

                                        LANDLORD:


                                        AMERICOLD CORPORATION

                                        By: /s/ Patrick T. Hogan
                                           ------------------------------------
                                           Name:  Patrick T. Hogan
                                           Title: V.P., Chief Financial Officer

                                        TENANT:

                                        AMERICOLD LOGISTICS, LLC

                                        By: /s/ F. B. Beilstein III
                                           ------------------------------------
                                           Name:  F. B. Beilstein III
                                           Title: Chief Financial Officer